Exhibit 99.1

IPG Photonics Announces Sale of its Russian Operations
MARLBOROUGH, Mass. – August 29, 2024 - IPG Photonics Corporation (NASDAQ: IPGP) today announced that it has sold its entire interest in its Russian subsidiary, IRE-Polus. The purchaser is a group led by Softline Projects LLC and current management of IRE-Polus. The sale marks the finalization of IPG’s exit from all facilities in Russia, following imposed sanctions on trade after the start of the war with Ukraine. The proceeds from the transaction are $51 million before advisory and other fees.
“Our team executed flawlessly to transition our manufacturing operations after the war’s outbreak without any impact to our customers. Our ability to respond to adverse events out of our control highlights the resilience of the company as we were able to lean on our global manufacturing capabilities to increase production in Germany, the United States and Italy and start production in Poland,” said Dr. Mark Gitin, IPG Photonics’ Chief Executive Officer. “Today, with the sale of our Russian operations now behind us, we are focusing on optimizing our operations to drive improved productivity.”
The Company expects that the sale will reduce third quarter revenue as compared to previously provided guidance by approximately $5 million. IRE-Polus revenue accounts for less than 5% of IPG’s full-year revenue. Related to the transaction, the Company expects to record total estimated charges of $195 million to $210 million. Of these total estimated charges, $60 million to $65 million relates to the carrying value of net assets of IRE-Polus that is in excess of net proceeds received on the sale and $135 million to $145 million relates to the cumulative translation adjustment component of other comprehensive income that is included in shareholders equity. The Company does not expect to provide any further information regarding the transaction until it reports earnings results for the third quarter.

Contact
Eugene Fedotoff
Senior Director, Investor Relations
IPG Photonics Corporation
508-597-4713
efedotoff@ipgphotonics.com

Exhibit 99.1

About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The Company’s mission is to develop innovative laser solutions making the world a better place. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. IPG is headquartered in Marlborough, Massachusetts and has more than 30 facilities worldwide. For more information, visit www.ipgphotonics.com.

Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements. These include but are not limited to the reduction in third quarter revenue as compared to previously provided guidance, the impairment charge related to the carrying value of net assets of IRE-Polus and the charge related to the cumulative translation adjustment component of other comprehensive income that is included in shareholders equity. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; inability to manage risks associated with international customers and operations; changes in trade controls and trade policies; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 21, 2024) and IPG's reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.